Ex. 99.28(p)(1)

JACKSON

Jackson Financial Inc. Advisory Code of Ethics

10/28/2022

Version	Date	Amended By	Comment
1.0	June 9, 2021		Initial Draft.
1.1	April 1, 2022	JFI Compliance	Updates to Covered Persons categories and overall re-organization of Policy.
1.2	October 26, 2022	JFI Compliance	Update to Identified Entities.

Document Information
Title	Jackson Financial Inc. Advisory Code of Ethics
Location	JACK
Owner	Enterprise Chief Compliance Officer
Prepared by	Jeffrey Martell

Contents

Summary of Covered Person categorization identifications and Application of the Personal Trading Rules		iii
1.	Introduction	4
2.	Scope	4
A.	Identified Entities	4
B.	Covered Persons	5
1.	Supervised Persons.	5
2.	Access Persons.	5
C.	Determination of Covered Person Category	6
1.	Independent Mutual Fund Directors.	6
2.	JNLD Associates.	6
3.	JNAM Associates.	7
4.	PPM Associates.	7
D.	Annual Review of Procedures	7
E.	Review by Identified Entity and Funds’ Boards	7
F.	Notification of Reporting Obligations	8
G.	Exemptions from the Code of Ethic’s Provisions	8

Advisory Code of Ethics	i

3.	Summary of Policy	8
A.	Fair Dealing	8
B.	Confidentiality	8
C.	Service as a Director	8
4.	Policy Requirements	8
A.	Overview	8
B.	Personal Trading Accounts	9
C.	Prohibited Personal Securities Transactions	9
1.	Rules Applicable to All Covered Persons	9
2.	Rules Applicable to All Access Persons	10
3.	Rules Applicable to General Access Persons, Pre-Clearance Non-Employee Access Persons, and Investment Access Persons	10
4.	Rules Applicable to Investment Access Persons and Pre-Clearance Non-Employee Access Persons	12
D.	Exempt Transactions	13
1.	Open End Funds	13
2.	Government Securities	13
3.	Short-Term Instruments	13
4.	Money Market Funds	13
5.	Unit Investment Trusts	13
6.	529 Plans	13
7.	Commodities.	13
E.	Managed Accounts	13
1.	Required Documentation	14
2.	Account Review	14
3.	Certification	14
F.	Personal Securities Reporting	14
1.	Initial and Annual Account and Holdings Report	14
2.	Confirmations and Statements	15
3.	Quarterly Transaction Reporting	15
4.	Personal Securities Transactions of Compliance Personnel	15
G.	Responsibility to Report Violations and Suspected Violations of the Code	15
5.	Definitions	16
6.	Consequences of Failing to Comply with the Code of Ethics	17
7.	Related Guidance, Procedures and/or Policies	17

Advisory Code of Ethics	ii

Summary of Covered Person categorization identifications and Application of the Personal Trading Rules

Covered Person Status*
Independent Directors of the Jackson and PPM Funds	JNLD	Non-Employee Directors and Identified Jackson associates with access to PPM Information	Non-Employee Directors and Identified Jackson associates with access to PPM Information deemed “closely connected”.	JNAM (General)	JNAM (Investment Management Group)	PPM
ß-----------------------------------------------------------------------Covered Persons------------------------------------------------------à
Supervised Persons	Supervised Persons (with additional identified requirements)	Non-Employee Access Persons	Pre-Clearance Non-Employee Access Persons	General Access Persons	Investment Access Persons

*General designations, individual status may change as determined by the Identified Entity CCO.

Personal Trading Rules	Covered Persons
	Independent Fund Directors	Supervised Persons	JNLD Supervised Persons	Non-Employee Access Persons	General Access Persons	Investment Access Persons & Pre-Clearance Non-Employee Access Persons
3. General Standards Applicable to all Covered Persons A. Fair Dealing B. Confidentiality C. Service as a Director	Apply	Apply	Apply	Apply	Apply	Apply
4. C. Prohibited Personal Securities Transactions and Related Procedures 1. Rules Applicable to Identified Entity Covered Persons a. Front Running b. Securities on Restricted Lists; Inside Information	Apply	Apply	Apply	Apply	Apply	Apply
c. Transactions in Parent Company Stock	Not Applied	Apply	Apply	Apply	Apply	Apply
2. Rules Applicable to All Access Persons a. Dealing with Clients b. Initial Public Offerings c. Private Placements	Not Applied	Not Applied	Not Applied	Apply	Apply	Apply
3. Rules Applicable to General Access Persons, Pre-Clearance Non-Employee Access Persons and Investment Access Persons a. Preclearance	Not Applied	Not Applied	Not Applied	Not Applied	Apply	Apply

4. Rules Applicable to Investment Access Persons and Pre-Clearance Non-Employee Access Persons

a.       Blackout Period

b.       Minimum Holding and Re-holding Periods

c.        Short Sales Conflicting with Client Holdings

	Not Applied	Not Applied	Not Applied	Not Applied	Not Applied	Apply

Advisory Code of Ethics	iii

1.	Introduction

Jackson Financial Inc. (together with its subsidiaries, the “Company”) seeks to conduct its businesses openly, honestly, and ethically.

The subsidiaries identified in Section 2.A. below (“Identified Entities”) are also subject to certain regulatory requirements, which are addressed in this Advisory Code of Ethics. As background:

•	Entities serving as registered investment advisers owe their clients, and the shareholders of any investment company for which they serve as adviser or sub-adviser, the highest duty of diligence and loyalty. The U.S. Securities and Exchange Commission (the “SEC”) has adopted Rule 204A-1 under the Investment Advisers Act of 1940 as amended (the “Advisers Act”), which requires registered investment advisers to adopt a code of ethics setting forth standards of conduct expected of their advisory personnel and addressing conflicts that arise from personal trading by advisory personnel.
•	Further, entities serving as (i) adviser or sub-adviser or (ii) principal underwriter to any investment company registered under the Investment Company Act of 1940 (the “1940 Act”) and the investment companies themselves or similar entities are also required by Rule 17j-1 under the 1940 Act to adopt a code of ethics subject to approval at least annually by the board of directors of each investment company which hold associates to a high standard of integrity and business practices, and strive to avoid conflicts of interest or the appearance of conflicts of interest in connection with its dealings with such registered investment companies.

This Advisory Code of Ethics (the “Code of Ethics” or “Code”) supplements other policies established by the Company1.

Each Identified Entity has also adopted other policies addressing related matters that are appropriate or required by their business and the regulatory regime in which they operate. Associates subject to such policies and procedures must comply with them, as well as this Code of Ethics.

If any provision of this Code of Ethics appears to conflict with another policy of the Company and an associate is unsure about how to proceed, then the associate should consult his or her Compliance Department for guidance.

2.	Scope

A.	Identified Entities

This Code of Ethics applies to the following Identified Entities:

1 Except with respect to this Advisory Code of Ethics, the Jackson Funds and PPM Funds as defined below are not subject to the policies established by the Company. Copies of each of the above referenced Policies are available on JACK.

Advisory Code of Ethics	4

•	PPM America, Inc., PPM Loan Management Company 2, LLC, each registered investment advisers, and PPM America, Inc.’s immediate parent company, PPM Holdings, Inc. (referred to collectively in the Code of Ethics as “PPM”);
•	Jackson National Asset Management, LLC (“JNAM”), a registered investment adviser;
•	Jackson National Life Distributors LLC (“JNLD”), principal underwriter for registered investment companies advised by PPM and/or JNAM; and
•	Registered investment companies for which PPM, JNAM, or JNLD serve as investment advisers or principal underwriters (the “Jackson Funds” and the “PPM Funds” and collectively the “Funds”).

B.	Covered Persons

The Code of Ethics applies to all Supervised Persons and Access Persons of each Identified Entity as defined below. Supervised Persons and Access Persons are collectively referred to as “Covered Persons.”

1.	Supervised Persons. A “Supervised Person” is any person under the oversight of an Identified Entity, including each partner, officer, director (or other person occupying a similar status or performing similar functions), associate, temporary employee, independent contractor, or any other person deemed appropriate to be covered under this Code of Ethics as determined by the applicable Identified Entity’s Chief Compliance Officer (“CCO”).
2.	Access Persons. Certain Supervised Persons are subject to heightened personal securities trading and oversight under the Code of Ethics and accordingly are deemed to be an “Access Person.” An Access Person is a Supervised Person of an Identified Entity who (i) makes, or has access to, recommendations to clients that are not public and (ii) has access to non-public information about purchases, sales, and holdings in client accounts.

Based on the degree of access to client information, the Code of Ethics establishes the following categories of Access Persons:

i.	Non-Employee Access Persons (“NEAP”). A NEAP of an Identified Entity will be designated as such by an Identified Entities’ CCO. A NEAP may be an individual who is an associate of the Company, but not an employee of the Identified Entity, who (i) is serving on the Board of Managers or Directors of an Identified Entity, (ii) is providing support or services to an Identified Entity, or (iii) may come into contact with material, non-public information held by the Identified Entity through access to offices, systems, or attendance at certain meetings.

ii.	Pre-Clearance Non-Employee Access Persons. A “Pre-Clearance Non-Employee Access Person” of an Identified Entity is an associate of the Company, but not an employee of the Identified Entity, who is deemed by the CCO of the Identified Entity to have immediate access to non-public trading information of the Identified Entity, either due to physical access to an active trading floor or as part of the associate’s ongoing job-related responsibilities supporting the Identified Entity.

Advisory Code of Ethics	5

iii.	General Access Persons. A “General Access Person” is any Supervised Person who in connection with his or her regular functions or duties, has access to Post-Trade Confidential Information.

iv.	Investment Access Persons. An “Investment Access Person” is any Supervised Person of an Identified Entity who, in connection with his or her regular functions or duties, has access to Pre-Trade and Post-Trade Confidential Information.

In determining whether someone should be deemed to be an Investment Access Person, the Identified Entity CCO shall consider whether he or she has access to non-public trading information relating to client transactions.

How a person is classified under this Code of Ethics is determined by an applicable Identified Entity’s CCO. Associates who are not "supervised persons" of the adviser are not Access Persons.

Only associates of the Company who are not employees of an Identified Entity may be designated as a NEAP. In certain circumstances, the CCO may only require further assurances or certifications from parties conducting business with or performing services for the Identified Entity to make this determination.

The obligation to safeguard sensitive client information does not preclude the adviser from providing confidential or otherwise necessary information to entities/persons that provide services to the adviser or the Funds, such as brokers, accountants, custodians, and fund transfer agents, and potentially other circumstances. In those instances, the CCO shall determine whether to disseminate such information.

C.	Determination of Covered Person Category

The Compliance Department of each Identified Entity shall determine (i) which of its Supervised Persons are Access Persons and (ii) their appropriate Access Person categorization. Unless otherwise determined by the CCO of the applicable Identified Entity, Covered Persons are generally categorized by the Identified Entities as follows:

1.	Independent Mutual Fund Directors. Directors, Trustees, or Managers of the Jackson Funds or PPM Funds who are not “interested persons” of PPM, JNAM and JNLD as defined under Section 2(a)(19) of the 1940 Act (“Independent Mutual Fund Directors”) are deemed to be Supervised Persons only. They are not Access Persons of any Identified Entity unless so deemed by the Identified Entity’s CCO.

2.	JNLD Associates. All associates of JNLD are deemed to be Supervised Persons.
a.	JNLD Supervised Persons may be designated an Access Person of another Identified Entity pursuant to their job responsibilities.

Advisory Code of Ethics	6

b.	Employees of another Identified Entity, if registered with FINRA through JNLD, will be designated pursuant to that Identified Entity’s determination.

3.	JNAM Associates. Generally, all associates of JNAM are deemed to be General Access Persons, except that the Investment Management Group are deemed to be Investment Access Persons in relation to identified ETF trading.

4.	PPM Associates. Generally, all associates of PPM are deemed to be Investment Access Persons.

A summary of the Identified Entity Covered Person categorization identifications and the respective application of the personal trading rules is included above.

For other defined terms used in this Code of Ethics, please refer to Section 5.

D.	Annual Review of Procedures

The Code of Ethics shall be reviewed by each respective Identified Entity at least annually to assess its effectiveness, in conjunction with other applicable policies and procedures, in preventing improper and illegal personal securities trading by Access Persons.

E.	Review by Identified Entity and Funds’ Boards

Each Identified Entity serving as an investment adviser, sub-adviser, or principal underwriter to a Reportable Fund, together with an appropriate officer of any such investment company (who may be an officer or employee of the Identified Entity) shall provide, at least annually, a written report to (i) its Board of Directors/Managers and (ii) the board of the Reportable Fund that:

1.	Evaluates procedures concerning personal investing and any changes in those procedures during the past year;
2.	Describes issues that arose during the previous year under the Code of Ethics or procedures concerning personal investing, including but not limited to information about material violations of the Code of Ethics and sanctions imposed;
3.	Certifies to the board when applicable that the investment adviser, and sub-advisers, and the principal underwriter have adopted procedures reasonably necessary to prevent its Access Persons from violating the Code of Ethics; and
4.	Identifies any recommended changes in existing restrictions or procedures based upon experience under the Code of Ethics, evolving industry practices, or developments in applicable laws or regulations.

An Identified Entity may provide more frequent reporting to a Reportable Fund board at its request, which shall meet the foregoing annual report requirement and shall be considered an annual report.

Advisory Code of Ethics	7

F.	Notification of Reporting Obligations

The CCO of each Identified Entity (or his/her designee) will identify all Covered Persons of any Reportable Fund and inform such persons of their reporting obligations.

G.	Exemptions from the Code of Ethic’s Provisions

The Identified Entity’s Compliance Department for each Identified Entity has the authority to grant an exemption from any provision of this Code of Ethics (except the provisions requiring (i) reporting of Personal Securities Transactions for Access Persons and (ii) preclearance of acquisitions of securities in private placements) if, in the judgment of the applicable CCO, (a) compliance with the provision of the Code of Ethics would result in financial hardship to the Covered Person or (b) the proposed conduct involves no material opportunity for abuse and, in each case, the requested exemption would not result in any breach by the applicable Identified Entity of its duties to its clients. Exemptions from the Code of Ethics are expected to be granted rarely.

3.	Summary of Policy

A.	Fair Dealing

Each Covered Person shall act in a manner consistent with the obligation of the applicable Identified Entity and deal fairly with all clients when taking investment action. For example, a Covered Person may not use Pre-Trade or Post-Trade Confidential Information, or usurp a client investment opportunity, for his or her personal advantage, whether it disadvantages a client or not.

B.	Confidentiality

Covered Persons must maintain the confidentiality of clients’ and the Identified Entity’s Confidential Information both during and after employment with such Identified Entity. Specific responsibilities related to the use of Confidential Information are set forth in the Company’s Policies listed in Section 1 above.

C.	Service as a Director

No Covered Person shall serve on the board of directors (or equivalent) of any for-profit company or charitable organization, except in accordance with the compliance procedures for the applicable Identified Entity or Entities.

4.	Policy Requirements

A.	Overview

In addition to the General Standards Applicable to All Covered Persons, this Code of Ethics regulates Personal Securities Transactions.

Advisory Code of Ethics	8

B.	Personal Trading Accounts

Each Supervised & Access Person subject to this Code must report Personal Trading Accounts or other Personal Securities Transactions promptly to their respective Compliance Department. 2

1.	JNLD Supervised Persons must obtain approval from their Compliance Department prior to opening a Personal Securities Account. In addition, JNLD Supervised Persons are subject to additional reporting, training, and other requirements as set forth in the JNLD Written Supervisory Procedures.

2.	If at any time PTA is not functioning correctly, Access Persons required to pre-clear Personal Securities Transactions may not affect a personal trade until the problem has been addressed, or they have received appropriate direction from their respective Identified Entity’s Compliance Department.

3.	When an Access Person closes an existing Personal Trading Account, or no longer has influence or control over a Personal Trading account he or she shall promptly report such events to their Compliance Department.

C.	Prohibited Personal Securities Transactions
1.	Rules Applicable to All Covered Persons
a.	Front-Running. No Covered Person shall engage in “front-running” a client order or recommendation.

b.	Securities on Restricted Lists; Inside Information Policy. No Covered Person may execute a Personal Securities Transaction to the extent prohibited by applicable policies and procedures relating to handling material, non-public information (“Inside Information”) established by the applicable Identified Entity or Entities.

c.	Transactions in the Company’s Stock

i.	JXN Securities. No Covered Persons (except Independent Directors of the Jackson Funds or PPM Funds) may engage in any transactions in the Company’s Securities unless permitted under the Jackson Financial Inc. Restricted Persons Policy.

ii.	Short Sales. No Covered Person (except Independent Directors of the Jackson Funds or PPM Funds) may engage in any “short-selling” of the Company’s securities.

2 Notice should generally be given concurrent with the opening of an account, and in normal circumstances, not later than 10 calendar days thereafter.

Advisory Code of Ethics	9

2.	Rules Applicable to All Access Persons

No Access Person may purchase or sell any Security in which the Access Person has, or by reason of such transaction acquires, a direct or indirect Beneficial Interest, except in accordance with this Code of Ethics.

In addition to the transactions listed in Section 4.C.1 above, Non-Employee Access Persons, General Access Persons, Pre-Clearance Non-Employee Access Persons, and Investment Access Persons are subject to the following:

a.	Dealing with Clients. No Access Person may sell or purchase any security to or from a client portfolio for that Access Person’s account, for any account in which the Access Person has or would have a Beneficial Interest, or for any account directly or indirectly controlled by or under the influence of the Access Person.

b.	Initial Public Offerings. No Access Person may purchase any equity security or any security convertible into an equity security in an Initial Public Offering of that security.

c.	Private Placements. No Access Person may purchase or sell, directly or indirectly, any security in a private placement without the prior written approval of the CCO of their applicable Identified Entity.

d.	Minimum Holding and Re-Holding Periods for Reportable Funds. Shares of Reportable Funds acquired by an Access Person, including those held in the Jackson 401(K) Plan, may not be sold for a minimum of thirty (30) calendar days following their purchase or repurchased for a minimum of thirty (30) calendar days following the sale.

e.	For JNAM Only. Access Persons are prohibited from trading Bitcoin futures.

3.	Rules Applicable to General Access Persons, Pre-Clearance Non-Employee Access Persons, and Investment Access Persons

In addition to the transactions listed Sections 4.C.1 and 4.C.2 above, all General Access Persons, Pre-Clearance Non-Employee Access Persons, and Investment Access Persons are subject to the following:

a.	Pre-Clearance. General Access Persons and Investment Access Persons must obtain approval of their Personal Securities Transactions. Accordingly, except for Exempt Transactions and as otherwise identified in Section 4.C.3.b below, each proposed Personal Securities Transaction is required to be precleared in PTA.
i.	Approval Window for Approved Transactions. Any PTA pre-clearance approval for a securities transaction is effective for the same business day only on which the approval is granted. Should the time period for executing a proposed transaction lapse (i.e., trade is not completed within the allotted time period), the individual is prohibited from executing the trade until a new preclearance request is submitted and approved. Good-till-cancel orders are prohibited.

Advisory Code of Ethics	10

1.	PTA generally will approve a Personal Securities Transaction If:
•	The transaction is not prohibited by the Code of Ethics;
•	The transaction does not violate other applicable policies established by each applicable Identified Entity or Entities; and
•	The transaction does not violate any other rules established in PTA by the Identified Entity’s Compliance Department from time to time.

ii.	De Minimis Trades. Preclearance requests for personal trades not exceeding 500 shares or $10,000 in large-capitalization securities (securities with over $10 billion in market capitalization) that would normally be restricted due to a blackout period may be approved by Compliance.

iii.	Effect of Pre-Clearance Approval or Denial. If a Personal Securities Transaction is approved, the transaction may be affected during the window set forth in Section 4.C.3.a.i above. The approval of any Personal Securities Transaction does not relieve an individual of his or her responsibilities under the federal securities laws, including those relating to insider trading, or other applicable policies, including this Code of Ethics.

If a Personal Securities Transaction is denied, the transaction may not be affected.

b.	Securities Exempt from Pre-Clearance

The following transactions do not require pre-clearance:

i.	Exempt Transactions, as defined in Section 4.D;

ii.	Reportable Funds;

iii.	Participation in and acquisition of securities through an issuer’s automatic investment, DRP, or other direct purchase plan (“DPP”), although sales of such securities acquired and changes in participation levels in a DPP must be pre-cleared;

iv.	Any acquisition or disposition of securities that is non-volitional on the part of the individual, including:
1.	Purchases or sales upon the exercise of puts or calls written by such person where the purchase or sale is affected based on the terms of the option and without action by the covered person (but not the writing of the option, which must be pre-cleared);

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2.	“Sell Out” transactions initiated by a broker in connection with a margin call; and

3.	Corporate actions, such as acquisitions or dispositions of securities through stock splits, reverse stock splits, mergers, consolidations, spin-offs or other similar corporate reorganizations or distributions generally applicable to all holders of the same class of securities.

v.	Sales as a result of an odd-lot tender offer (all other sales in connection with a tender offer must be pre-cleared);

vi.	Purchases or sales of listed index options or index futures contracts;

vii.	Securities transactions involving direct obligations of any state or municipal government (“Municipal Bonds”); and

viii.	For PPM Only:
1.	Purchases or Sales of Exchange-Traded Funds.

4.	Rules Applicable to Investment Access Persons and Pre-Clearance Non-Employee Access Persons
a.	Blackout Period. No Investment Access Person or Pre-Clearance Non-Employee Access Person may purchase or sell any security which:
i.	Is being purchased or sold on behalf of a client (i.e., an order has been entered but not executed for a client);
ii.	Has been purchased or sold by a client during any of the prior seven (7) calendar days; or
iii.	Is being planned for purchase or sale on any client’s behalf during any of the next seven (7) calendar days. Trades executed in the seven (7) calendar days preceding the client trade shall be reviewed for any potential conflicts.

Additionally, Personal Securities Transactions executed during that portion of the Blackout Period that would otherwise be prohibited by this Code of Ethics will not be deemed as a violation of the Code of Ethics if the Identified Entity’s Compliance Department subsequently determines that at the time of the transaction the Investment Access Person or Pre-Clearance Non-Employee Access Person had no knowledge of any relevant non-public trading information relating to the transaction.

b.	Minimum Holding and Re-Holding Periods. A Security (including shares of Reportable Funds but not including Securities Exempt from Pre-Clearance) acquired by an Investment Access Person or Pre-Clearance Non-Employee Access Person may not be sold for a minimum of thirty (30) calendar days following their purchase. Additionally, any Security sold by an Investment Access Person or Pre-Clearance Non-Employee Access Person may not be repurchased for a minimum of thirty (30) calendar days following the sale.

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c.	Short Sales Conflicting with Client Holdings. No Investment Access Person or Pre-Clearance Non-Employee Access Person, with knowledge of client holdings, may sell short any security of an issuer held in any client account of the applicable Identified Entity or Entities.

D.	Exempt Transactions

Except as noted below, the following transactions are exempt from the Personal Securities Transaction Rules and the Reporting requirements under Section 4.F below:

1.	Open End Funds. Securities transactions involving shares of registered open-end investment companies, except for Reportable Funds;

2.	Government Securities. Securities transactions involving direct obligations of the government of the United States (i.e., Cash Management Bills, Treasury Bills, Treasury Notes, Treasury Bonds and STRIPS);

3.	Short-Term Instruments. Securities transactions involving bankers’ acceptances; bank certificates of deposit; commercial paper; high quality short-term debt securities, including repurchase agreements, auction rate or remarketed preferred shares of closed-end exchange traded funds;

4.	Money Market Funds. Securities transactions involving shares issued by money market funds;

5.	Unit Investment Trusts. Securities transactions involving units issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are Reportable Funds;

6.	529 Plans. Securities Transactions involving qualified tuition programs established pursuant to Section 529 of the Internal Revenue Code (a “529 Plan”), provided no Identified Entity serves as investment adviser and no control affiliates manages, distributes, markets, or underwrites the 529 Plan; and

7.	Commodities. Transactions involving physical commodities, including options, futures, or other derivative instruments on physical commodities.

E.	Managed Accounts

Transactions in Managed Accounts are exempt from the Prohibited Personal Securities Transactions requirements but are subject to certain of the Reporting Requirements of Section 4.F.

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1.	Required Documentation. An Access Person must provide documentation verifying that an account meets the definition of Managed Account, together with all pertinent information about the trustee or third-party manager’s relationship to the Access Person.

2.	Account Review. The Identified Entity’s Compliance Department will perform a periodic review of Managed Account transactions against provisions of the Code of Ethics. Access Persons will be required to provide Managed Account transactions for a specific period when subject to such review.

3.	Certification. All Access Persons disclosing Managed Accounts will be required to certify quarterly that the Covered Person did not exercise influence or control and was neither consulted nor advised of transactions ahead of trading.

F.	Personal Securities Reporting
1.	Initial and Annual Account and Holdings Report

Upon designation as an Access Person by an Identified Entity and annually thereafter, each Access Person must submit to the Identified Entity’s Compliance Department the information contained in the Personal Securities Accounts and Holdings Report (“Personal Securities Report”) through the electronic certification process contained in PTA with respect to every Security and Securities account in which he or she has or expects to have a Beneficial Interest and every account (other than an account for a client) for which he or she exercises influence or control over investment decisions.

a.	Personal Trading Accounts. Access Persons must identify the brokerage firm or other entity at which each Personal Trading Account is maintained, including the title of the account, the account number, and the name and address of the brokerage firm or other entity.

b.	Securities Holdings. Access Persons must also disclose the Securities held in each Personal Trading Account, including the name of the security, the type of security, the number of shares or principal amount (for debt securities), the nature of the Access Person’s interest in the security, and the brokerage firm where it is held. Securities holdings may be reported through account statements provided to the Identified Entity’s Compliance Department as contemplated in this Code.

c.	Timing of Reports

i.	Initial Report. The initial Personal Securities Report must be provided to the Identified Entity’s Compliance Department within ten (10) calendar days after any designation as an Access Person by an applicable Identified Entity. The Report shall include their securities accounts and holdings as of the date of the individual’s designation.

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ii.	Annual Report. An annual Personal Securities Report shall be provided to the Identified Entity’s Compliance Department reporting each Access Person’s securities accounts and holdings as of December 31 of the prior year. The annual Personal Securities Report must be submitted no later than January 30th of the current year (30 days after December 31). Each Access Person is required to review his or her annual Personal Securities Account Report provided by the Compliance Department and either confirm its accuracy or, to the extent that securities accounts that are required to be disclosed are not reflected, or the report is otherwise inaccurate, report such securities accounts or corrections via PTA. In addition, to the extent that account statements containing applicable securities information have not been received by the Identified Entity’s Compliance Department, the Access Person shall provide copies of such statements or report such securities holdings on the Personal Securities Report or as otherwise permitted in writing by the Identified Entity’s Compliance Department.

2.	Confirmations and Statements

Upon request, the applicable Identified Entity Compliance Department must receive confirmations and account statements for each account listed by the Access Person in his or her Personal Securities Report for all reportable Securities. To the extent possible, Personal Securities Account statements must be provided to the Identified Entity’s Compliance Department at least thirty (30) calendar days from quarter end.

3.	Quarterly Transaction Reporting

Each Access Person shall certify that all reportable Personal Securities Transactions have been reported to the Identified Entity’s Compliance Department within thirty (30) calendar days following the end of the quarter in which the transaction was completed.

4.	Personal Securities Transactions of Compliance Personnel

Compliance personnel may not review their own Access Person reporting. The Chief Compliance Officer and General Counsel at each Identified Entity shall have their reporting reviewed by someone designated by the CCO.

G.	Responsibility to Report Violations and Suspected Violations of the Code

Each Covered Person is responsible for reporting, promptly upon discovery, any evidence of an actual violation, or, to the extent reasonably believed by such Covered Person, any suspected material violation of the Code or of applicable law. Such reporting must be made to the Covered Person’s supervisor and to his or her Compliance Department or, as appropriate, by using the Speak Out Confidential Reporting system.

Speak Out Confidential Reporting Hotline	844-506-0767
Speak Out Confidential Reporting Website	Jackson.ethicspoint.com
Speak Out Confidential Reporting Mobile Phone Site	Jackson.mobile.ethicspoint.com

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5.	Definitions

Definitions of terms as used in this Policy are as follows:

Beneficial Interest

A Covered Person has a Beneficial Interest in a Security in which he or she has a direct or indirect opportunity to profit or share in any profit derived from the transaction in a Security and includes transactions in (i) the personal account of a Covered Person, (ii) the account of any immediate family member of the Covered Person living in the Covered Person’s home; (iii) any other account in which the Covered Person has a direct or indirect financial or beneficial ownership interest; and (iv) any account (other than an account for a client) controlled by or under the influence of the Covered Person.

As required by the SEC, Beneficial Interest is defined broadly; see Appendix A to the Code of Ethics for specific examples of ownership arrangements where a Covered Person will be deemed to have a Beneficial Interest in a security. Having a Beneficial Interest in a security for purposes of the Code is not necessarily the same thing as ownership for other purposes (including, for example, tax purposes).

Any report required by the Code may contain a statement that the report will not be construed as an admission that the person making the report has any direct or indirect beneficial ownership in the security listed on the report.

Compliance Department	Refers to such person or persons designated by each respective Identified Entity’s CCO from time to time.
Confidential Information	Refers to information concerning (i) client portfolios or activities, (ii) the business, operations, plans, finances, employees, and assets of the applicable Identified Entity or Entities or (iii) other information that is not generally known outside of such Identified Entity and/or its affiliates and other related entities.
Front Running	Executing a Personal Securities Transaction in the same or an underlying Security, based on the knowledge of a forthcoming transaction or recommendation for purchase or sale by the applicable Identified Entity for an account of a client.
Initial Public Offering (IPO)	An offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.
Managed Account

An account in which a Covered Person has a Beneficial Interest, but the:

1.       Access Person has no direct or indirect influence or control (e.g., transactions effected for an Access Person by a trustee of a blind trust), or

2.       Personal Trading Account is managed on a discretionary basis by a person other than the Access Person, over which the Access Person does not exercise influence or control, and for which the Access Person is neither consulted nor advised of purchase or sale transactions before such transactions are executed.

Personal Securities Transaction	A transaction in a security by or for the benefit of a Covered Person, including the acquisition or disposition of a security by gift or the acquisition of securities through an automatic dividend reinvestment plan.
Personal Trading Account	Any account in which a Covered Person has a Beneficial Interest and the ability to effect the purchase or sale of a Security that is not an Exempt Transaction (Section 4.B) at a broker-dealer, bank, or other financial institution. For the purpose of this definition, it is irrelevant whether a Covered Person actually effects purchases or sales of a Security that is not an Exempt Transaction in an account. The test is whether the Covered Person has the ability to effect the purchase or sale of a Security that is not an Exempt Transaction in the account.

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PTA	“Personal Trading Assistant”. Refers to the electronic personal securities trading compliance system employed by certain of the Identified Entities to facilitate, among other things, Personal Trading Account reporting and Personal Securities Transaction review and approval.
Reportable Fund

Any registered investment company for which an Identified Entity serves as an investment adviser as defined in section 2(a)(20) of the 1940 Act; or any registered investment company whose investment adviser or principal underwriter controls the Identified Entity, is controlled by the Identified Entity, or is under common control[3] with the Identified Entity.

The Jackson Funds and the PPM Funds are Reportable Funds for purposes of this Code of Ethics.

Security	Includes any note, stock, bond, debenture, investment contract, or limited partnership interest and includes any right to acquire any security (i.e., options, warrants, and futures contracts) and investments in investment funds, hedge funds and investment clubs.

6.	Consequences of Failing to Comply with the Code of Ethics

Associates who fail to comply with this Code of Ethics or assist in a violation will be subject to corrective action, up to and including termination.

Violations of this Code of Ethics may also violate the federal securities laws. Sanctions for violations of the federal securities laws, particularly violations of the antifraud provisions, include fines, money damages, injunctions, imprisonment, and bars from certain types of employment in the securities business.

Each Identified Entity’s CCO may also report conduct believed to violate the law or regulations applicable to the Identified Entity or the Covered Person to the appropriate regulatory authorities.

Any concerns regarding this Policy should be directed to your supervisor, Identified Entity’s CCO, or the Enterprise Chief Compliance Officer (JFIChiefComplianceOfficer@jackson.com).

7.	Related Guidance, Procedures and/or Policies
•	Advisory Code of Ethics – Request for Exception
•	Conflicts of Interest Policy
•	Examples of Beneficial Interest/Ownership
•	Fair Disclosure Policy
•	Information Security Policy
•	Insider Trading Policy
•	PTA Supplemental Information
•	Restricted Persons Policy

3 For purposes of this section, control has the same meaning as it does in section 2(a)(9) of the 1940 Act.

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